                                                                   EXHIBIT 10.13

Ocean Power Technologies, Inc.
1590 Reed Road
Pennington, NJ 08534

Re: Engagement of Thomas Meaney

                       CONSULTANT AGREEMENT ("AGREEMENT")
                          REVISION DATED AUGUST 1, 1999

Gentlemen:

     I am pleased to advise you that I, Thomas Meaney, ("Consultant") am prepared to act as a consultant and an advisor to Ocean Power Technologies, Inc. ("OPT" or the "Company").

     1. Services. The services to be performed by the Consultant for and on behalf of the Company hereunder are in relation to marketing effort directed towards the U.S. Department of Defense and other U.S. Government Agenices for potential funded projects for the development of the Company's technology, and will include:

          (a) Outlining the range of technology tasks, proposed performance goals, timetable and cost characteristics with OPT.

          (b) Identifying appropriate targets within the various agencies with possible budgets via telephone enquiries and selected meetings, primarily in Washington, DC., with existing contacts.

          (c) Reviewing reactions and budget details with OPT.

          (d) Reviewing presentation materials.

          (e) Arranging and, where appropriate, delivering these presentations

          (f) Delivering revised proposals and following up as required to obtain contract(s).

          The Consultant shall devote its best efforts to performance and discharge of its duties and responsibilities hereunder, and to the best interest and welfare of the Company.

     2. Term. The Company agrees to engage the services of Consultant on a monthly basis commencing August 1, 1999, and continuing through the termination of this contract at the earliest of the following:

          (a) completion of the services set forth in 1 above to the satisfaction of OPT, or any extensions thereto,

          (b) 30 days written notice from one party to the other, stating an intent to terminate this Agreement,

          (c) breach of this Agreement as provided here below.

     If either party breaches this Agreement and fails to correct the breach to the reasonable satisfaction of the injured party within sixty (60) days following a written notice from the injured party specifying the breach, this Agreement shall terminate. In the event this Agreement is terminated, Consultant will be entitled to receive and retain the portion of any compensation earned pursuant to section 4 below which accrued but has not been paid through the month in which such termination occurs.

     3. Cooperation. The Company will cooperate with Consultant in connection with, and shall make available or cause to be made available to Consultant, such documents and other information required for Consultant to perform its obligations hereunder.

     4. Compensation. In consideration of the Consultant's services provided hereunder, the Company agrees to compensate Consultant at the rate of $600.00 per day.

     The Company will reimburse the Consultant for all reasonable out-of-pocket expenses incurred by Consultant in performance of its obligations hereunder. The Consultant must have received prior written approval from the Company in order to be reimbursed for any expense in excess of $100.00.

     5. Indemnification. The Company shall indemnify and hold harmless Consultant from any claims, liabilities, losses, damages or expenses, including legal fees, arising out of or in connection with, the services rendered by Consultant pursuant to this Agreement, unless such claims, liabilities, losses, damages or expenses, including legal fees, arise out of the gross negligence, willful misconduct or any violation of law by the Consultant. The Consultant shall indemnify and hold harmless the Company for any claims, liabilities, losses, damages or expenses, including legal fees, arising out of the gross negligence, willful misconduct or any violation of law by the Consultant.

     6. Independent Contractor. The Consultant shall be, and be deemed to be, an independent contractor in the performance of the Consultant's duties hereunder. The Consultant shall not, by reason of this Agreement or the performance of the Consultant's duties hereunder, be or be deemed to be, an employee, agent, partner or co-venturer of the Company; the Consultant shall have no power to enter into any agreement on behalf of or otherwise bind the Company; and the fees due hereunder shall be paid in gross without any deductions for federal and/or state withholding taxes or any other applicable taxes. Except as expressly set forth hereunder or as imposed by applicable law, the Consultant shall not have, or be deemed to have, any fiduciary obligation or duties to the Company. The Consultant shall be free to pursue, conduct and carry on for the Consultant's own account (or for the account of others) such activities, employment, ventures, businesses and other pursuits as the Consultant, in the Consultant's sole, absolute and unfettered discretion, may elect.

     7. Confidentiality. Any financial information rendered by Consultant pursuant to this Agreement may not be disclosed publicly in any manner without the Company's prior written approval. All non-public information provided to Consultant, or any of its affiliates, by the Company and all advice given by Consultant to the Company will be treated as confidential information, and Consultant agrees not to make use of such information and advice other than for the performance of this Agreement, and shall not disclose or release such information unless directed or permitted by such executive officers of the Company, in writing.

     Consultant, by acceptance of this Agreement, expressly recognizes and reaffirms the provisions and restraints imposed by the "Confidential Information Inventions and Trade Secrets Agreement" attached hereto, and agrees that said "Confidential Information, Inventions and Trade Secrets Agreement" constitutes an express term of the retention of its services under this Agreement, and is an independent covenant which shall remain in full force and effect notwithstanding any termination of this Agreement or any provision thereof.

     8. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, USA. Any dispute arising out of this Agreement shall be adjudicated in the courts of the State of New Jersey or in the federal courts sitting in the District of New Jersey and each of the Company and Consultant hereby agrees that service of process by registered mail at Company's or Consultant's address, shall be deemed adequate and lawful.

     Please confirm that the foregoing correctly and completely sets forth our agreement by signing and returning the enclosed copy of this Agreement.

                                        Sincerely,

                                        CONSULTANT

                                              /s/ Thomas Meaney
                                        ----------------------------------------
                                        Thomas Meaney
                                                  9/22/99
                                        ----------------------------------------
                                        Date

                                        ###-##-####
                                        Social Security Number

                                        12 Fairhill Drive
                                        Address

                                        Chadds Ford, PA 19317
                                        Address


ACKNOWLEDGED AND AGREED TO
THIS 15 DAY OF SEPTEMBER, 1999.

OCEAN POWER TECHNOLOGIES, INC.


By: /s/ Charles F. Dunleavy
    ---------------------------------
Name: Charles F. Dunleavy
Title: Vice President, Finance